Exhibit 99.1

Sage Therapeutics Appoints Barry Greene to Board of Directors

CAMBRIDGE, Mass. – Oct. 1, 2020 – Sage Therapeutics, Inc. (NASDAQ: SAGE), a biopharmaceutical company committed to developing novel therapies with the potential to transform the lives of people with debilitating disorders of the brain, today announced the addition of Barry Greene to the company’s board of directors.

“We are honored to have Barry Greene join the Board at Sage. Barry’s history of achievements and leadership are well-recognized and will complement Sage’s vision to innovate treatment and medical care, as our goal is nothing less than to offer disruptive, distinct and novel treatment approaches for patients. Barry shares this sense of purpose and focus on operational excellence,” said Jeff Jonas, M.D., chief executive officer of Sage. “His proven leadership, decades of experience building and growing businesses, and his commitment to changing the lives of patients for the better will be invaluable as we aim to continue advancing programs across our depression, neurology, and neuropsychiatry franchises.”

Barry Greene recently served as President of Alnylam Pharmaceuticals, Inc., since 2007. He previously held the position of Chief Operating Officer when he first joined the company in 2003. Prior to his 17 year tenure at Alnylam, Mr. Greene was the General Manager of Oncology at Millennium Pharmaceuticals, Inc., where he led the company’s global strategy and execution for its oncology business, culminating in the successful U.S. Food and Drug Administration approval and launch of VELCADE® (bortezomib) in mid-2003. Prior to joining Millennium in 2001, Mr. Greene served as Executive Vice President and Chief Business Officer for Mediconsult.com, a healthcare consulting company. Earlier in Mr. Greene’s career, he held such leadership positions as Vice President of Marketing and Customer Services for AstraZeneca (formerly AstraMerck); Vice President, Strategic Integration with responsibility for the AstraZeneca North American post-merger integration; and as a partner of Andersen Consulting.

“I am pleased to be joining the Board at Sage at such a monumental time in their evolution as a brain health leader. I believe the best drug companies are grounded in a collective pursuit of innovative science and where the organization believes in the vision, mission and core values – with a commitment to employees, a sense of urgency on behalf of patients and a passion for excellence. I see all of this at Sage,” said Mr. Greene. “Disorders of the central nervous system are in desperate need of novel, science-based, game-changing treatment options. It’s an exciting opportunity to collaborate with the outstanding leadership team and Board at Sage as they aim to expand those options for potentially millions of patients.”

About Sage Therapeutics

Sage Therapeutics is a biopharmaceutical company committed to developing novel therapies with the potential to transform the lives of people with debilitating disorders of the brain. We are pursuing new pathways with the goal of improving brain health, and our depression, neurology and neuropsychiatry franchise programs aim to change how brain disorders are thought about and treated. Our mission is to make medicines that matter so people can get better, sooner. For more information, please visit www.sagerx.com.

Investor Contact	Media Contact
Jeff Boyle	Maureen L. Suda
617-949-4256	617-949-4289
jeff.boyle@sagerx.com	maureen.suda@sagerx.com